Exhibit 99.1

April 18, 2005

Ivanhoe Energy completes merger with Ensyn Group

VANCOUVER, CANADA — Ivanhoe Energy Inc. (NASDAQ: IVAN and TSX: IE, IE.U) completed its merger with Ensyn Group, Inc. on April 15, 2005 and now has full control of Ensyn Group and its patented, proprietary Rapid Thermal Process (RTP™) upgrading technology for the development of heavy oil deposits around the world. Ivanhoe Energy acquired all of the outstanding shares of Ensyn Group in exchange for $10 million in cash and 30 million Ivanhoe Energy common shares.

Ivanhoe Energy Chairman David R. Martin said that having exclusive control of the RTP™ technology for heavy oil gives Ivanhoe Energy an important strategic advantage throughout the world.

“Acquiring innovative oil and gas production technology is a key tool in the implementation of our corporate strategy, which is to expand our oil and gas reserve base,” commented David Martin. “The RTP™ technology represents a unique approach to heavy oil upgrading that has significant potential to address a number of the existing technical and economic challenges in heavy oil development.”

“We are very pleased with the independent technical confirmations received to date. Operations at the commercial demonstration facility are proceeding on schedule and initial commercial development activities indicate a strong interest in the technology,” continued Mr. Martin. “We are actively pursuing opportunities for the commercial deployment of the technology and will step up our discussions with a number of oil resource owners.”

Dr. Robert G. Graham, Ensyn Group co-founder, Chairman, President and CEO said, “Combining Ensyn Group’s scientific and technical expertise with Ivanhoe Energy’s international petroleum industry experience offers a tremendous benefit for the shareholders of both companies. We believe that the combined company will be able to significantly accelerate the commercial implementation of the RTP™ technology in heavy oil fields around the world.”

Following the closing of the transaction, Dr. Graham and Robert A. Pirraglia, Ensyn Group’s Chief Operating Officer, were appointed to Ivanhoe Energy’s Board of Directors. Their expertise will be invaluable as Ivanhoe Energy advances the commercial deployment of the RTP™ technology.

The development of heavy oil is in the early stages of potentially enormous growth, fueled by advances in heavy oil technology and declining conventional reserves of light oil. However, these heavy oil deposits often are difficult and expensive to handle, transport and upgrade and as a result, less than 1% of heavy oil deposits worldwide are under active development today. The acquisition of Ensyn Group will provide Ivanhoe Energy with a global technology platform from which to acquire heavy oil projects world-wide.

Ivanhoe Energy intends to apply the leading-edge RTP™ technology to upgrade heavy oil in plants located in the field to produce lighter, more valuable crude oil at lower costs and in smaller size plants than required by conventional technologies. The upgraded heavy oil, similar to less viscous conventional light crude oil, brings a higher price and can be easily transported. In addition to a dramatic improvement in oil quality, an RTP™ facility can yield large amounts of surplus energy for producing steam and electricity used in heavy-oil production. The thermal energy from the process provides heavy-oil producers with an alternative to high-priced natural gas that now is widely used to generate steam. The RTP™ technology offers an excellent opportunity to optimize the development of mature heavy oil fields and also enables the development of “stranded” heavy oil deposits.

Ensyn Group has been testing the RTP™ technology on heavy crude oil from around the world at its Canadian pilot facility since 1998. It’s California Commercial Demonstration Facility, completed in December 2004, has tested U.S. heavy crude oil and will also test foreign heavy oil. Ensyn’s renewables business, which produces fuels and chemicals from biomass and other renewable resources, was spun off to Ensyn Group shareholders before the closing of the Ensyn Group-Ivanhoe Energy merger. Simmons & Company International of Houston, Texas acted as financial advisor to Ensyn Group in respect of the transaction.

Ivanhoe Energy is an independent international oil and gas exploration and development company building long-term growth in its reserve base and production. Core operations are in the United States and China, with business development opportunities worldwide. Ivanhoe Energy is a leader in technologically innovative methods designed to significantly improve the company’s reserve base and production, including the upgrading of heavy oil to light oil (HTL), state-of-the-art drilling techniques, enhanced oil recovery (EOR) and the conversion of natural gas to liquids (GTL). Dundee Securities Corporation of Toronto, Ontario acted as financial advisor to Ivanhoe Energy in respect of the merger.

Ivanhoe Energy trades on the NASDAQ SmallCap market with the ticker symbol IVAN and on the Toronto Stock Exchange (TSX) with the symbol IE. On the TSX, Ivanhoe Energy is listed and traded in both Canadian and U.S. dollars. The U.S. dollar trading symbol on the TSX is IE.U.

Information contacts:
In North America:	Cindy Burnett 604-331-9830
In Asia:	Patrick Chua 86-1370-121-2607 / 852-9193-4056
Website:	www.ivanhoe-energy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning general industry and market conditions, the potential for and future application of the RTP™ and other technologies, statements relating to the continued advancement of Ivanhoe Energy’s projects, and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the company’s projects will experience technological and mechanical problems, new product development will not proceed as planned, the Ensyn process to upgrade bitumen and heavy oil may not be commercially viable, environmental risks, changes in product prices, Ivanhoe’s ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.